News Release


Contacts:

Integra LifeSciences Holdings Corporation


Maureen Bellantoni                         John Bostjancic
Vice President and                         Vice President, Corporate Development
Chief Financial Officer                    and Investor Relations
(609) 936-6822                             (609) 936-2239
maureen.bellantoni@integra-LS.com          jbostjancic@integra-LS.com


                  Integra LifeSciences Expands Credit Facility

Plainsboro, New Jersey / February 27, 2007- Integra LifeSciences Holdings Corporation (NASDAQ:IART) today announced that it has amended its senior secured revolving credit facility to increase its size to $300 million, to extend the term by one year and to modify certain covenants. We expect that the conditions to effectiveness will be satisfied on February 28, 2007.

The amended credit facility was arranged and managed by Banc of America Securities LLC. Bank of America, N.A. will serve as administrative agent. The syndicate of participating lenders and financial institutions includes Bank of America, Citibank, JP Morgan Chase Bank, Deutsche Bank, Royal Bank of Canada, Wachovia Bank, Citizens Bank, PNC Bank, HSBC Bank USA, Commerce Bank, People's Bank, Morgan Stanley Bank, Goldman Sachs, Brown Brothers Harriman & Co., and CIBC.

"We are pleased to have expanded and extended our revolving line of credit," said Stuart M. Essig, Integra's President and Chief Executive Officer. "The new facility provides us with additional financial flexibility to support the company's continued growth."

The amended facility allows for revolving credit borrowings in a principal amount of up to $300 million, which can be increased to $400 million should additional financing be required in the future.

Integra LifeSciences plans to utilize the credit facility for working capital, capital expenditures, share repurchases, acquisitions and other general corporate purposes.

Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery to treat millions of patients every year. Integra's headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).

Source: Integra LifeSciences Holdings Corporation